Exhibit 99.1

ATC Contact: Michael Powell

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Completes $1.75 Billion Offering of Commercial

Mortgage Pass-Through Certificates

Boston, Massachusetts – May 4, 2007 – American Tower Corp. (NYSE: AMT) (the “Company”) announced today that American Tower Depositor Sub, LLC, a special-purpose subsidiary of the Company, has completed its previously announced private offering of $1.75 billion of Commercial Mortgage Pass-Through Certificates, Series 2007-1 (the “Certificates”). The Certificates are backed by the debt of two other special-purpose subsidiaries of the Company and the debt is secured primarily by mortgages on the subsidiaries’ interests in 5,295 wireless and broadcast communication towers and the related tower sites. The weighted average interest rate on the various classes of Certificates is approximately 5.61% and all of the Certificates have an expected life of approximately seven years with a final maturity of April 2037.

The Company used a portion of the proceeds (after payment of underwriting commissions and other transaction expenses and funding of certain reserve accounts) of this offering to repay all amounts outstanding under the senior secured credit facilities of SpectraSite Communications, LLC, including approximately $765 million in principal, plus accrued interest and other related costs and expenses. In addition, the Company repaid approximately $250 million outstanding under the revolving senior secured credit facilities of American Towers, Inc. (“ATI”). The Company expects to use the remaining net proceeds to fund the repurchase of up to approximately $325 million of the 7.25% senior subordinated notes due 2011 of ATI pursuant to ATI’s previously announced tender offer, to pay other consideration payable in connection with that tender offer and the related consent solicitation, and for general corporate purposes.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Certificates in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Certificates subject to the offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, to institutional accredited investors and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the Certificates may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the offering that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected life of the Certificates and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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